Exhibit 2.2

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of August 15, 2015, is entered into by and among Pentair plc, an Irish public limited company (“Parent”), Pentair Lionel Acquisition Co., a Delaware corporation (“Buyer”), Pentair Lionel Merger Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Buyer (“Merger Sub” and, with Parent and Buyer, the “Parent Entities”), and the persons and entities executing this Agreement and identified as Shareholders on the signature page hereto (each, a “Shareholder”). Each of Parent, Buyer, Merger Sub and the Shareholder is a “Party” and collectively they are the “Parties.”

RECITALS

A. As of the date hereof, each Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the 1934 Act) (“Beneficial Owner”) of the number of shares of Common Stock, par value $0.01 per share, or Class C Common Stock, par value $0.01 per share, of ERICO Global Company, an Ohio corporation (the “Company”) (collectively, the “Company Common Shares”), set forth opposite the Shareholder’s name on Schedule A (all such Company Common Shares set forth on Schedule A next to the Shareholder’s name, together with any Company Common Shares that are hereafter issued to or otherwise directly or indirectly Beneficially Owned by the Shareholder prior to the Termination Date (as defined below) under this Agreement, being referred to herein as the “Subject Shares”);

B. Concurrently with the execution and delivery hereof, the Parent Entities and the Company are entering into an Agreement and Plan of Merger (as it may be amended pursuant to the terms thereof, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth therein (the “Merger”);

C. The Shareholders desire to enter into this Agreement as a condition and inducement to the Parent Entities entering into the Merger Agreement; and

D. All terms used but not otherwise defined in this Agreement will have the respective meanings given to such terms in the Merger Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

I. AGREEMENT TO VOTE AND COVENANTS

1.1. Agreement to Vote. Subject to the terms of this Agreement, each Shareholder hereby irrevocably and unconditionally agrees, as to his, her or itself, that, until the Termination Date, at any annual or special meeting of the holders of Company Common Shares, however called, including any adjournment or postponement thereof, or in connection with any written consent action of the shareholders of the Company, he, she or it will, in each case to the fullest extent that the Subject Shares are entitled to vote thereon, and unless otherwise directed in writing by Parent: (a) appear at each such meeting or otherwise cause all of the Subject Shares held by such Shareholder to be counted as present thereat for purposes of determining a quorum and (b) vote (or cause to be voted) all of the Subject Shares held by such Shareholder (i) in favor of the (A) adoption of the Merger Agreement and (B) approval of any proposal to adjourn or postpone the Company Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Company Meeting is held and (ii) against (1) any Competing Transaction or (2) any other action or agreement that would result in a deliberate material breach (as defined in Section 7.2(b)(ii) of the Merger Agreement) of any covenant of the Company in the Merger Agreement or in the condition set forth in Section 6.2(d) of the Merger Agreement not being fulfilled. Each Shareholder will retain at all times the right to vote his, her or its Subject Shares in the Shareholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Article I that are at any time or from time to time presented for consideration to the Company’s shareholders generally.

1.2. Irrevocable Proxy. Solely with respect to the matters specified in, and subject to the provisions of, Section 1.1, each Shareholder hereby appoints Parent and any designees of Parent, and each of them individually, his, her or its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote (or act by written consent) the Subject Shares in accordance with Section 1.2 (the “Proxy”); provided, however, that (a) the Proxy granted by any Shareholder pursuant to this Section 1.2 may only be exercised in respect of a Shareholder who or which fails to comply with his, her or its covenants in Section 1.1, (b) to the extent Parent exercises the Proxy in these circumstances, it will only vote the breaching Shareholders’ Subject Shares with respect to the matters specified in, and subject to the provisions of, Section 1.1, and (c) the Proxy may not be exercised if the Company, on the one hand, or the Parent, Buyer or Merger Sub, on the other hand, have initiated an Action against the other. The Proxy is given by each Shareholder severally to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of the Proxy. The Proxy granted by each Shareholder will be irrevocable during the term of this Agreement, will be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and revokes any and all prior proxies granted by each such Shareholder with respect to the Subject Shares. The power of attorney granted by each Shareholder and included in the Proxy is a durable power of attorney and will survive the dissolution, bankruptcy, death or incapacity of each such Shareholder. The Proxy and power of attorney granted hereunder will terminate upon the earlier of (a) the Effective Time and (b) termination of this Agreement (at which time the Proxy will be automatically revoked and be of no further force or effect).

1.3. No Inconsistent Arrangements. Each Shareholder hereby agrees as to his, her or itself that, except as contemplated by this Agreement and the Merger Agreement, such Shareholder will not (i) transfer (which term will include, without limitation, any sale, gift, pledge or other disposition) any or all of the Subject Shares or any interest therein, (ii) enter into any Contract with respect to any transfer of any or all of the Subject Shares or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to the Subject Shares, or (iv) deposit the Subject

Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares. Each Shareholder represents that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked.

1.4. Competing Transactions. From the Effective Date until the earliest of (a) Closing Date, (b) the termination of this Agreement, and (c) as provided in Section 10.13(b) of the Merger Agreement, the date on which the Company files an Action for Closing Relief, each Shareholder will not, and will direct its representatives acting on its behalf or at the direction of each such Shareholder not to, directly or indirectly through any Person, initiate, authorize or knowingly permit any contact with, solicit, knowingly encourage or enter into or continue any negotiations, understandings or agreements with any third party with respect to or in connection with, or furnish or disclose any non-public information regarding the Company or its Subsidiaries to any third party in connection with, any Competing Transaction. Each Shareholder will cease immediately and cause to be terminated, and will not authorize or knowingly permit any of its representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Competing Transaction.

1.5. Waiver of Dissenters Rights. Each Shareholder hereby waives any rights to dissent from the Merger that each such Shareholder may have.

1.6. Letter of Transmittal. Each Shareholder hereby acknowledges, and agrees to be bound by, the Release and the Indemnity in the LT (as each such term is defined in the LT) effective as of the Closing.

II. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder represents and warrants to the Parent Entities, as to his, her or itself, that:

2.1. Authorization; Binding Agreement. The Shareholder has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Shareholder has been duly authorized by all necessary action by the Shareholder, and no other actions by the Shareholder are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by the Parent Entities, constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

2.2. Non-Contravention. Neither the execution and delivery of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby, nor compliance by the Shareholder with any of the terms or provisions of this Agreement, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws or other governing documents of the Shareholder, (b) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Shareholder under any of the terms of any contract to which the Shareholder is a party or by which it or any of its properties or assets may be bound, or (c) result in the exercisability of any right to purchase or acquire any asset of the Shareholder, except violations, conflicts, losses, defaults, terminations, cancellations, accelerations, Liens, purchases or acquisitions as, individually or in the aggregate, would not prevent or materially impair the consummation of the transactions contemplated hereby.

2.3. Ownership of Subject Shares; Total Shares. The Shareholder is the record and Beneficial Owner of all the Subject Shares and has sole legal title to all of the Subject Shares free and clear of any Liens, except for any such Lien that may be imposed pursuant to (i) this Agreement, (ii) the Shareholders Agreement, (iii) the Limited Shareholders Agreement, dated October 31, 2012, among the shareholders party thereto (the “Limited Shareholders Agreement”), (iv) any applicable restrictions on transfer under the 1933 Act or any state securities Law, and (v) any loan arrangement that will be repaid in connection with the consummation of the Merger. The Company Common Shares listed on Schedule A opposite the Shareholder’s name constitute all of the Company Common Shares Beneficially Owned by the Shareholder as of the date hereof.

2.4. Voting Power. Except as set forth on Schedule 2.4 or described in Section 2.3, the Shareholder has full voting power with respect to all the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. Except for this Agreement, the Shareholders Agreement and the Limited Shareholders Agreement, none of the Subject Shares are subject to any shareholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares.

III. REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES

The Parent Entities represent and warrant to the Shareholder that:

3.1. Organization and Qualification. Each of the Parent Entities is a duly organized and validly existing entity in good standing under the Laws of the jurisdiction of its organization.

3.2. Authority for this Agreement. Each of the Parent Entities has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent Entities have been duly authorized by all necessary action by each of the Parent Entities, and no other actions by the Parent Entities are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Parent Entities and, assuming the due authorization, execution and delivery by the Shareholder, constitutes a legal, valid and binding obligation of each of the Parent Entities enforceable against each of the Parent Entities in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

IV. MISCELLANEOUS

4.1. Notices. All notices or other communications or deliveries provided in connection with this Agreement will be in writing and sent by electronic mail or by nationally recognized overnight courier service and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 4.1 before 5:00 p.m. (New York City time) on a Business Day and a copy is sent on such Business Day by nationally recognized overnight courier service, (b) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 4.1 later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such following date by nationally recognized overnight courier service, or (c) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (a) and (b) above). The address for such notices and communications will be as follows:

(a)	If to the Parent Entities to:

Pentair plc

c/o Pentair Management Company

5500 Wayzata Boulevard, Suite 600

Golden Valley, MN 55416

Attention: Angela D. Lageson

Senior Vice President, General Counsel and Secretary

Email: angela.lageson@pentair.com

with copies to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Benjamin F. Garmer, III

Email: bgarmer@foley.com

Attention: John K. Wilson

Email: jkwilson@foley.com

(b)	If to a Shareholder or the Shareholders to:

See Schedule A

with copies to:

Jones Day

222 East 41st Street

New York, NY 10017

Attention: Robert A. Profusek

Email: raprofusek@jonesday.com

and

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Patrick J. Leddy

Email: pjleddy@jonesday.com

or to such other address or addresses as the Parties may from time to time designate in writing.

4.2. Termination. This Agreement will terminate automatically, without any notice or other action by any Party, upon the first to occur of (a) the giving of notice of termination of the Merger Agreement (regardless of the circumstances, including if the validity of such termination is being contested) and (b) the Effective Time (the date of termination being referred to herein as the “Termination Date”). Upon termination of this Agreement, no Party will have any further obligations or liabilities under this Agreement; provided, however, that (a) nothing set forth in this Section 4.2 will relieve any Party from liability for any deliberate breach of this Agreement prior to termination hereof and (b) the provisions of this Article IV will survive any termination of this Agreement.

4.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.

4.4. Expenses. Each Party will bear its own expenses incurred in connection with this Agreement, whether or not the Merger is consummated, including all fees of its legal counsel, financial advisers and accountants.

4.5. Assignment. No Party may assign or delegate this Agreement or any part hereof without the prior written consent of the other Parties. Any assignment or delegation in violation of this will be void and of no effect. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

4.6. Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

4.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with Schedules A and 2.4, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (b) will not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder.

4.8. Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement will be construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles that would result in the application of any Law other than the Law of the State of Delaware. Notwithstanding the foregoing, the matters contained in Sections 1.1, 1.2, 1.5 and 1.6 will be governed by the OGCL.

(b) All Actions arising out of or relating to this Agreement will be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). The Parties hereby (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that they are not subject personally to the jurisdiction of the above-named courts, that the property is exempt or immune from attachment or execution, that any such Action is brought in an inconvenient forum, that the venue of such Action is improper or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Each of the Parties agrees that service of process or other papers in connection with any action or proceeding in the manner provided in Section 4.1 or such other manner as may be permitted by Law will be valid and sufficient service of process.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.9. Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that monetary damages would not be an adequate remedy therefor. Each Party agrees that in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party will be entitled (in addition to any other remedy that may be available to it whether in Law or equity, including monetary damages) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided in this Agreement (including the limitations set forth in Section 4.9) on the basis that any other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, (ii) no other Party or Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.9, and (iii) it irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

4.10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The Parties further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under applicable Law, they will take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, will amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

4.11. Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (d) when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement, (e) the word “including,” “include” or “includes” means “including, without limitation,” and (f) the word “or” will be disjunctive but not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Party.

4.12. Further Assurances. The Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.

4.13. Action in Shareholder Capacity Only. No Shareholder has any obligation under this Agreement as a director or officer of the Company or in any other capacity other than as a Shareholder. Each Shareholder has executed this Agreement solely in his, her or its capacity as a record holder and Beneficial Owner of his, her or its Subject Shares, and nothing herein will limit or affect any actions taken in his or her capacity as an officer or director of the Company or in any other capacity other than as a Shareholder.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

The Parties are executing this Agreement as of the date set forth in the introductory clause.

PENTAIR PLC

By:	/s/ Angela D. Lageson
Name:	Angela D. Lageson
Title:	Senior Vice President, General Counsel and Secretary

PENTAIR LIONEL ACQUISITION CO.

By:	/s/ Mark C. Borin
Name:	Mark C. Borin
Title:	President and Treasurer

PENTAIR LIONEL MERGER SUB, INC.

By:	/s/ Mark C. Borin
Name:	Mark C. Borin
Title:	President and Treasurer

[Signature Page to Voting Agreement]

SHAREHOLDERS:

William H. Roj, as Trustee of the William H. Roj Trust U/A dated September 2, 1994, as amended

/s/ William H. Roj
William H. Roj, Trustee

[Signature Page to Voting Agreement]

THE WILLIAM H. ROJ 2009 GRAT W

/s/ Wesley D. Roj
Wesley D. Roj, Co-Trustee

/s/ Douglas D. Roj
Douglas D. Roj, Co-Trustee

THE WILLIAM H. ROJ 2009 GRAT D

/s/ Wesley D. Roj
Wesley D. Roj, Co-Trustee

/s/ Douglas D. Roj
Douglas D. Roj, Co-Trustee

THE MARY LYNN DURHAM 2009 GRAT W

/s/ Wesley D. Roj
Wesley D. Roj, Co-Trustee

/s/ Douglas D. Roj
Douglas D. Roj, Co-Trustee

THE MARY LYNN DURHAM 2009 GRAT D

/s/ Wesley D. Roj
Wesley D. Roj, Co-Trustee

/s/ Douglas D. Roj
Douglas D. Roj, Co-Trustee

[Signature Page to Voting Agreement]

Wesley D. Roj 2012 Generation Skipping Trust

/s/ Mary Lynn Durham
Mary Lynn Durham, Trustee

Douglas D. Roj 2012 Generation Skipping Trust

/s/ Mary Lynn Durham
Mary Lynn Durham, Trustee

[Signature Page to Voting Agreement]

W. Jack Davis Revocable Trust u/a dated March 1, 2011

/s/ W. Jack Davis
W. Jack Davis, Trustee

The W. Jack Davis 2009 GRAT Joshua

/s/ W. Jack Davis
W. Jack Davis, Trustee

The W. Jack Davis 2009 GRAT Jack

/s/ W. Jack Davis
W. Jack Davis, Trustee

[Signature Page to Voting Agreement]

Deborah K. Davis Revocable Trust u/a dated March 1, 2011

/s/ Deborah K. Davis
Deborah K. Davis, Trustee

The Deborah K. Davis 2009 GRAT Joshua

/s/ Deborah K. Davis
Deborah K. Davis, Trustee

The Deborah K. Davis 2009 GRAT Jack

/s/ Deborah K. Davis
Deborah K. Davis, Trustee

[Signature Page to Voting Agreement]

COURT SQUARE CAPITAL PARTNERS II, L.P.

By:	COURT SQUARE CAPITAL GP, LLC, its General Partner

By:	/s/ Michael A. Delaney
Name:
Title:

COURT SQUARE CAPITAL PARTNERS II-A, L.P.

By:	COURT SQUARE CAPITAL GP, LLC its General Partner

By:	/s/ Michael A. Delaney
Name:
Title:

COURT SQUARE CAPITAL PARTNERS (EXECUTIVE) II, L.P.

By:	COURT SQUARE CAPITAL GP, LLC,
its General Partner

By:	/s/ Michael A. Delaney
Name:
Title:

COURT SQUARE CAPITAL PARTNERS (OFFSHORE) II, L.P.

By:	COURT SQUARE CAPITAL GP, LLC, its General Partner

By:	/s/ Michael A. Delaney
Name:
Title:

[Signature Page to Voting Agreement]

COURT SQUARE CAPITAL PARTNERS III, L.P.

By:	COURT SQUARE CAPITAL GP III, LLC, its General Partner

By:	/s/ Michael A. Delaney
Name:
Title:

COURT SQUARE CAPITAL PARTNERS III-A, L.P.

By:	COURT SQUARE CAPITAL GP III, LLC, its General Partner

By:	/s/ Michael A. Delaney
Name:
Title:

COURT SQUARE CAPITAL PARTNERS (OFFSHORE) III, L.P.

By:	COURT SQUARE CAPITAL GP III, LLC, its General Partner

By:	/s/ Michael A. Delaney
Name:
Title:

COURT SQUARE CAPITAL PARTNERS (EXECUTIVE) III, L.P.

By:	COURT SQUARE CAPITAL GP III, LLC, its General Partner

By:	/s/ Michael A. Delaney
Name:
Title:

[Signature Page to Voting Agreement]

CSC KENYON CO-INVESTMENT, LLC

By:	COURT SQUARE CAPITAL GP III, LLC, its Manager

By:	/s/ Michael A. Delaney
Name:
Title:

[Signature Page to Voting Agreement]

/s/ Jeffrey R. Steinhilber
Jeffrey R. Steinhilber

[Signature Page to Voting Agreement]

/s/ Daniel S. Mominee
Daniel S. Mominee

[Signature Page to Voting Agreement]

/s/ Andrew P. Gehrlein
Andrew P. Gehrlein

Andrew Patrick Gehrlein, Trustee under the Andrew Patrick Gehrlein Declaration of Trust dated August 13, 2013

/s/ Andrew Patrick Gehrlein
Andrew Patrick Gehrlein, Trustee

[Signature Page to Voting Agreement]

/s/ Andrew G. Henderson
Andrew G. Henderson

[Signature Page to Voting Agreement]

/s/ Robert van der Kolk
Robert van der Kolk

[Signature Page to Voting Agreement]

/s/ Peter B. Korte
Peter B. Korte

[Signature Page to Voting Agreement]

/s/ James Daniel Lister
James Daniel Lister

[Signature Page to Voting Agreement]

/s/ Peter M. Lupoli
Peter M. Lupoli

[Signature Page to Voting Agreement]